SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2004

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

1840 Coral Way, Suite 101, Miami, Florida 33145
(Address of principal executive offices) (Zip code)

(305) 858-9480

(Registrant’s telephone number, including area code)

Item 5: Other Events.

Effective August 1, 2004, the Board of Directors of Rica Foods, Inc. (the “Company”) appointed each of Victor Oconitrillo, Alfonso Gutierrez, Carlos Ceciliano and Eladio Villalta (collectively, the “New Directors”) to fill four of the vacancies on the Board of Directors created by the resignations of Calixto Chaves, Monica Chaves, Jorge Quesada, Federico Vargas and Jose Vidal discussed below. In addition, as of the same date, the Board of Directors appointed Mr. Oconitrillo as President and Chairman of the Board, Mr. Gutierrez as Secretary of the Company and Mr. Villalta as Treasurer of the Company. As discussed further below, each of the New Directors have had experience working and/or consulting with the Company’s wholly owned subsidiaries (the “Subsidiaries”) since at least December of 2003.

Effective between August 1, 2004 and August 5, 2004, each of Calixto Chaves, Monica Chaves, Jose Vidal, Federico Vargas and Jorge Quesada resigned from the Board of Directors of the Company.

In addition, as of the same date, Mr. Chaves resigned as President and Chairman of the Board of the Company, Ms. Chaves resigned as Secretary of the Company, Mr. Quesada resigned as Treasurer of the Company and Carlos Zamora resigned as Chief Operating Officer of the Company. None of Mr. Chaves, Ms. Chaves, Mr. Quesada, Mr. Zamora, Mr. Vargas or Mr. Vidal indicated upon resignation, or otherwise, that he or she disagreed with the Company on any matter relating to the Company’s operations, policies or practices.

On December 22, 2003, Mr. Chaves, Ms. Chaves, Jose Pablo Chaves, Comercial Angui and certain other shareholders sold (the “Stock Sale”) common stock representing approximately 77.2% of the Company’s issued and outstanding shares of common stock to Avicola Campesinos, Inc. (“Avicola”). Mr. Oconitrillo – through Mavipel, S.A., a Costa Rican corporation owned by his spouse, Elsie Roman, and Mr. Gutierrez – through Quirinal, S.A., a Costa Rican corporation owned by him, indirectly beneficially own approximately 38.3% and 2.8%, respectively, of Avicola’s equity.

In connection with the Stock Sale, Mr. Oconitrillo was appointed as President of and a member of the Boards of Directors of the Company’s Subsidiaries, Mr. Gutierrez was appointed as Secretary of and a member of the Boards of Directors of the Subsidiaries, and Mr. Villalta was appointed as Treasurer of and a member of the Boards of Directors of the Subsidiaries. In addition, Mr. Ceciliano was appointed as Supervisor of the Subsidiaries’ Boards of Directors.

Mr. Oconitrillo, in addition to being appointed as President of the Board of Directors each of the Company’s Subsidiaries, has served, from August 1994 until the present, as the General Manager and as a director of Grupo Consolidado SAMA, S.A. (“SAMA”), a privately held financial advisory corporation, and certain of its privately held affiliated companies, including Inversiones Sama, S.A., Puesto de Bolsa, Sama

Internacional (G.S.), S.A. and Sama Valores (G.S.), S.A. Mr. Oconitrillo received his Bachelor’s Degree in Sociology and his Masters in Business Administration with an emphasis in international business from the National University. Since 1982, Mr. Oconitrillo has also been accredited as a stock broker with the Bolsa Nacional de Valores, S.A, the Costa Rican stock exchange.

Mr. Gutierrez, in addition to being appointed as Secretary of the Company’s Subsidiaries, has worked, from 1976 until the present, as an attorney for a private law firm owned by him. Mr. Gutierrez has also served as President of SAMA’s Board of Directors from November 2002 until the present. Mr. Gutierrez received his Licenciatura in Law from the Universidad de Costa Rica in 1976 and has engaged in post-graduate study in commercial law from the Instituto de Comercial y Comparado Lorenzo Moss.

Mr. Villalta, in addition to being appointed as Treasurer of the Company’s Subsidiaries in August 2003, worked from 1988 until June 1993, as an Independent Accounting Advisor to Conferencia Episcopal. Mr. Villalta retired in June 1993. Mr. Villalta has served as a member of the Board of Directors of SAMA from April 2003 until the present. Mr. Villalta received his Licenciature in Business Administration with an emphasis in accounting from the Universidad de Costa Rica and has engaged in post-graduate study at the University CEARA de Brasil and the University of California in Los Angeles. Mr. Villalta is a Certified Public Accountant.

From June 2002 until the present, Mr. Ceciliano has served as the President of Ceciliano Consultores, S.A., a business consulting firm which he owns and operates. From June 1974 until September 2000, Mr. Ceciliano was a partner in Ceciliano y Compania, a Costa Rican privately held accounting firm. Mr. Ceciliano has also served as the Supervisor of the Board of Directors of SAMA from 1976 until the present. Mr. Ceciliano received his Bachelor’s Degree in Economics and Social Science with an emphasis in business administration from the University of Costa Rica.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2004

RICA FOODS, INC.
By:	/s/ Calixto Chaves
Name:	Calixto Chaves
Title:	Chief Executive Officer